EXHIBIT EX-12

         TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 Nine Months Ended
                                                    September 30,
                                                 1994         1993
                                                ------       ------
                                            (Dollar amounts in millions)

Fixed charges:
 Interest and debt expense                       $347.2      $313.0
 One-third of rent expense                         18.0        14.5
                                                 ------      ------
     Total                                       $365.2      $327.5
                                                 ======      ======
Earnings:
 Income before income taxes                      $226.9      $142.1
 Fixed charges                                    365.2       327.5
                                                 ------      ------
     Total                                       $592.1      $469.6
                                                 ======      ======
Ratio of earnings to fixed charges                 1.62        1.43
                                                 ======      ======